Exhibit 21.1

Subsidiaries

1.	Holley Intermediate Holdings LLC
2.	Holley Purchaser, Inc.
3.	Holley High Performance Holdings, Inc.
4.	High Performance Industries, Inc.
5.	Holley Performance Products Inc.
6.	Hot Rod Brands, Inc.
7.	Speedshop.com, Inc.
8.	Simpson Safety Solutions, Inc.
9.	B&M Racing & Performance Products, Inc.
10.	Drake Automotive Group, LLC
11.	Holley Performance Products, Inc.
12.	Proforged, LLC
13.	Simpson Performance Products, Inc.
14.	Team Simpson Partners, Inc.
15.	Simpson Partners, Inc.
16.	Stilo S.r.L
17.	Aero Wings, Inc.
18.	Hampton Accel Corp.
19.	Accel Performance Group, LLC
20.	MSD, LLC
21.	MSDP Trading Shanghai Company Ltd.
22.	Powerteq, LLC
23.	128 Combustion, Inc.
24.	APR, LLC
25.	APR Germany GP, LLC
26.	APR Germany LLC & Co. KG